Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the "Trust") was held on May 19, 2003. The holders of shares representing 82% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			    	For		Withheld

		Lacy B. Herrmann			30,708,149	289,072
		Gary c. Cornia			30,762,839	234,382
		David B. Frohnmayer		30,712,191	285,031
		James A. Gardner			30,721,340	275,881
		Diana P. Herrmann			30,701,935	295,286
		Raymond H. Lung			30,727,020	270,201
		John W. Mitchell			30,753,889	243,332
		Patricia L. Moss			30,784,666	212,555
		Ralph R. Shaw			30,763,318	233,903
		Nancy Wilgenbusch			30,764,631	232,590

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		For				Against		Abstain

		30,415,913			113,083		468,225